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                                                                    EXHIBIT 99.3

CONTACT:      Investor Relations                 (NYSE:  BMC)
                  (612) 851-6000                     FOR IMMEDIATE RELEASE

                 BMC INDUSTRIES TO SUPPLY HDTV MASKS TO THOMSON

July 5, 2000 -- Minneapolis, Minnesota - BMC Industries, Inc. has been selected by THOMSON multimedia (NYSE: TMS) as a supplier of shadow masks for its new lineup of Digital High-Definition Television ("HDTV") Receivers.

THOMSON multimedia, the manufacturer and marketer of RCA, GE and PROSCAN home entertainment products in the United States as well as other major consumer electronics brands around the world, announced earlier this month new HDTV models that will dramatically reduce consumer prices for HDTV products.

Thomson will use BMC's shadow masks for its 38-inch widescreen high-definition television, the world's largest direct-view widescreen HDTV. BMC's masks will be manufactured in Cortland, New York and Mullheim, Germany through a new manufacturing process developed by BMC for advanced televisions. "BMC is excited to be supporting THOMSON at the forefront of the Digital TV revolution," said Benoit Pouliquen, BMC's President and Chief Operating Officer. "We believe that BMC is well positioned to benefit from the launch of new high-definition and flat screen TVs worldwide."

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to be covered by the safe harbors created thereby. Statements made in this press release which are not strictly historical, including statements regarding future performance, are forward-looking statements and as such are subject to a number of risks and uncertainties, including, among others, consumer demand for direct-view HDTV receivers; ability to meet customer requirements; and competition with alternative technologies and products. Certain of these and other risks and uncertainties are discussed in further detail in BMC's Annual Report and Form 10-K for the year ended December 31, 1999 and other documents filed with the Securities and Exchange Commission.

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BMC Industries, Inc. is one of the world's largest manufacturers of aperture masks for color picture tubes used in televisions and computer monitors. BMC is also a leading producer of polycarbonate, glass and plastic eyewear lenses. BMC's common stock is traded on the New York Stock Exchange under the symbol "BMC". For more information about BMC, visit the Company's website: www.bmcind.com.

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